Exhibit 10.8

Execution Copy

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 20th day of January, 2006, between MORTON’S RESTAURANT GROUP, INC., a Delaware corporation (“MRG”) and THOMAS J. BALDWIN (“Baldwin”), an individual.

WHEREAS, MRG and Baldwin entered into the Employment Agreement dated as of March 1, 2001, as amended by the Amendment dated as of December 6, 2002, and the Amended and Restated Employment Agreement dated as of January 1, 2003, (together the “Amended and Restated Employment Agreement”); and

WHEREAS, MRG and Baldwin have agreed to amend and restate the Amended and Restated Employment Agreement by this THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) MRG hereby continues to employ Baldwin and Baldwin hereby accepts such continued employment for a term beginning as of January 1, 2006 (the “Commencement Date”) and continuing thereafter for a three (3) year period; provided, that the employment term shall continue thereafter such that at any date following the Commencement Date, the term of Baldwin’s employment shall be three (3) years (the “Employment Period”), unless sooner terminated as hereinafter provided.

(b) At any time during the Employment Period, MRG may send a notice to Baldwin, terminating his employment (“MRG Notice”). MRG Notice shall set forth the date of termination, which shall in no event be earlier than thirty (30) days following the date the MRG Notice is received by Baldwin. Following the delivery of MRG Notice, MRG’s compensation obligation to Baldwin shall be as set forth in Section 7(f).

2. Compensation; Benefits; Expenses; and Bonus

(a) As compensation for the services to be rendered hereunder, until December 31, 2006, MRG shall pay to Baldwin a base salary (as adjusted thereafter pursuant to the next sentence hereof, the “Base Salary”) at the rate of $350,000 per annum, payable in equal installments at such times as shall be agreed upon by MRG and Baldwin, but no less frequently than monthly. The annual Base Salary for the calendar year commencing January 1, 2007 and for each calendar year thereafter shall increase at no less than the rate of increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled by the U.S. Bureau of Labor Statistics for the preceding year (the “CPI”). The Base Salary may be increased at a faster rate than that of the CPI, at the discretion of the Board of Directors.

(b) Baldwin shall be eligible to participate in all benefit programs, if any, of MRG which are in effect for its executive personnel from time to time, including but not limited to profit sharing, pension, medical and all other insurance, incentive or other supplemental or special compensation plans or arrangements, and stock purchase programs, in each case in accordance with the terms of such program.

(c) MRG recognizes that Baldwin, in rendering the services hereunder, will be required to spend sums of money for the entertainment of various persons and representatives of companies and organizations with whom MRG is having, or would like to have business relations, and otherwise in performance of his duties hereunder. MRG will advance and/or reimburse reasonable traveling or other out-of-pocket expenses incurred or to be incurred by Baldwin in rendering the services hereunder on behalf of MRG, and MRG will advance such funds to Baldwin, or reimburse Baldwin upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service (“IRS”) requirements for any traveling or other expenses.

(d) MRG recognizes Baldwin’s need for an automobile for business purposes and to facilitate the performance of Baldwin’s duties hereunder. Therefore, MRG shall pay to Baldwin a monthly automobile allowance to be used by Baldwin towards the purchase or lease of an automobile, (the make and model of which shall be selected by Baldwin), and all costs related to the operation and maintenance of such automobile.

(e) In addition to the Base Salary, during the Employment Period, Baldwin shall be eligible to receive a target annual bonus incentive payment (“Bonus”) of sixty-five percent (65%) of Base Salary. At the beginning of each fiscal year, the compensation committee of the Board of Directors (the “Compensation Committee”) shall establish a profitability target on which the Bonus will be based (the “Target”), including profitability targets for minimum and maximum bonus amounts. In its discretion, the Compensation Committee may base the Target on net income, operating income, EBITDA or any other basis it considers most appropriate. The Bonus shall be payable to Baldwin in the fiscal year following such fiscal year, within thirty (30) days of receipt by MRG of the statement of profits and losses for the preceding fiscal year, on a fully consolidated basis, from its independent certified public accountant then regularly auditing the books and records of MRG.

3. Duties.

MRG hereby employs Baldwin on the terms set forth in this Agreement, and Baldwin hereby accepts such employment. Baldwin shall have the title of Chairman of the Board of Directors, Chief Executive Officer and President of MRG, and perform the general duties that the Board of Directors may from time to time require of him in that capacity, consistent with his position. He shall report to the Board of Directors. Baldwin shall devote substantially all his full professional time, energies, skills and attention to the performance of his duties and responsibilities hereunder. However, the Company acknowledges that Baldwin presently does and may hereafter serve as a director of and advisor/consultant to other business entities and nothing contained herein shall prevent him from so serving provided such service does not conflict or materially interfere with his obligations to the Company hereunder. Baldwin shall, as necessary, also serve, if elected or appointed, without additional compensation, as a director and an officer of any and all restaurant businesses (each, an “Operating Company”, or collectively, the “Operating Companies”) wholly or partly owned by MRG. Baldwin shall assist in the development of the Operating Companies, and the determination and implementation of policy pertaining to merchandising, production, distribution, promotion, advertising and sales.

4. Vacations. Baldwin shall be entitled to take periodic vacations consistent with past practices and with his duties hereunder.

5. Working Facilities. MRG’s headquarters is in Chicago, Illinois. The parties acknowledge that performance of Baldwin’s duties hereunder will require that he be present from time to time in the metropolitan New York area to, among other things, attend Board meetings, management meetings, investor meetings and conferences, and that he otherwise will be required to travel within and without the continental United States to, among other things, visit Operating Companies, assess potential new locations and business opportunities, and meet with investors. Taking the above into consideration, Baldwin agrees to perform his duties at MRG’s headquarters, as and when necessary for the proper performance of his duties hereunder; provided, however, MRG recognizes that Baldwin lives in Connecticut and, unless Baldwin elects to move his primary residence more than 50 miles from his primary residence as of the Commencement Date, MRG shall not require Baldwin to move his primary residence to the metropolitan area in which the corporate headquarters is located, or any other location and Baldwin shall be allowed to perform a reasonable portion of his duties at or near his primary residence without further consent of the Board of Directors. Baldwin shall be furnished with a private office, secretarial help and services, consistent with past practices and suitable to his position and adequate for the performance of his duties.

6. Confidentiality, etc.

(a) Upon the termination of the Employment Period or at such other times as MRG may request, Baldwin agrees to return to MRG all originals and copies, whether generated by Baldwin or anyone else, of all material, documents, files, lists, forms, contracts, notebooks, rolodexes, keys, credit cards, and any other material which, during the Employment Period, came into, and continue to be in, Baldwin’s possession and relate to MRG, the Operating Companies, their respective businesses or their potential acquisitions and investments.

(b) Baldwin acknowledges that the provisions of this Section 6 are essential to the continued goodwill and profitability of MRG and the Operating Companies, and have provided a substantial inducement to MRG to enter into this Agreement. Baldwin further acknowledges that the application or operation thereof will not involve a substantial hardship upon his future livelihood. Should any court determine that the provisions of this Section 6 shall he unenforceable in respect of scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to MRG, to the fullest extent permitted by applicable law, the benefits intended by this Section 6.

(c) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of any state within the geographic scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect MRG’s right to the relief provided in this Agreement in the courts of any other state within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

7. Death Or Disability Of Baldwin; Other Termination.

(a) If Baldwin is unable to perform his duties by reason of illness or incapacity (a “Disability”) for a continuous period of more than six (6) months, the compensation otherwise payable to him during the continued period of such illness or incapacity after such six (6) month period shall be at the annual rate of $130,000. Baldwin’s full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, if Baldwin shall be absent from his employment by reason of illness or incapacity for a continuous period of more than eighteen (18) months, this Agreement shall terminate, except Baldwin’s legal representatives shall be entitled to receive the compensation herein provided to the last day of the eighteenth month of such continuous period.

(b) If Baldwin dies during the term of this Agreement, this Agreement shall terminate, except that Baldwin’s legal representatives shall be entitled to receive the compensation herein provided only to the last day of the month in which Baldwin’s death occurs.

(c) In addition to MRG rights set forth in clauses (a) and (b) above, subject to clause (d) below, this Agreement shall terminate in the event:

(i) A licensed physician shall determine that Baldwin is a “drug dependent person” (as defined in the New York Mental Hygiene Law or any successor statute); or

(ii) Baldwin shall be declared to be incompetent pursuant to the New York Mental Hygiene Law or any successor or similar statute, or a conservator of his property shall have been appointed pursuant to the New York Mental Hygiene Law or any successor or similar statute; or

(iii) Baldwin is convicted in a court of law of theft, embezzlement, fraud or other felony or of any other crime that constitutes a felony in the jurisdiction involved; or

(iv) Baldwin willfully breaches a substantial provision of this Agreement or commits any act not approved by the Board of Directors of MRG involving any material conflict of interest which substantially adversely affects MRG or any Operating Company.

(d) In the event of a termination pursuant to Section 7(c)(iv) above, MRG shall deliver to Baldwin a notice setting forth a reasonably detailed description of the breached provision or unauthorized conduct constituting the basis for termination, and this Agreement shall not terminate unless Baldwin fails to cure same within 20 days after receipt of notice, or, if Baldwin cannot reasonably be expected to effect a cure within such 20 day period, if Baldwin fails to commence such cure within such 20 day period and diligently proceed to effect same within 90 days after the aforesaid notice. In the event of a termination pursuant to Section 7(c)(i)—(iii) above, MRG shall deliver to Baldwin a notice stating which of the ground(s) it alleges for termination of this Agreement, together with a reasonably detailed description of such ground(s).

(e) Baldwin’s obligations under this Agreement shall terminate at Baldwin’s option for any one of the following events (“Good Reason”): (i) Baldwin is assigned any duties or responsibilities inconsistent with his positions as Chairman of the Board of Directors Chief Executive Officer and President of MRG (including status, offices, titles and reporting requirements), (ii) MRG fails to pay any sum of money to Baldwin when the same becomes due and payable and such failure continues for thirty (30) days after such sum of money is due or (iii) subject to Baldwin’s primary residence remaining within 50 miles of his primary residence as of the Commencement Date, MRG requires Baldwin to move his primary residence to the metropolitan area in which the corporate headquarters is located or any other location or, MRG does not allow Baldwin to perform a reasonable portion of his duties at or near his primary residence.

(f) Subject to clause (g) below, in the event (i) this Agreement terminates pursuant to Section 7(e) or (ii) MRG has delivered the MRG Notice (the date of such termination or delivery being the “Measuring Date”), MRG covenants and agrees to pay, subject to Baldwin’s execution of a general release (that is not revoked) substantially in the form attached hereto as Exhibit A, in a lump sum in cash on the date that is six months following the Measuring Date (the “Payment Date”), the sum of (x) the product of (1) three multiplied by (2) Baldwin’s Base Salary, (y) a portion of Baldwin’s Bonus, based on the achievement of the Target through the Measuring Date, equal to such Bonus multiplied by a fraction, the numerator of which is the number of days that have lapsed from the beginning of the fiscal year of termination through the Measuring Date and the denominator of which is 365 and (z) reimbursement of costs and expenses for the automobile set forth in Section 2(d) from the Measuring Date through the Payment Date. Baldwin shall also be entitled to (x) continued medical and dental benefits from the Measuring Date until the third anniversary of the Measuring Date and (y) monthly reimbursement of costs and expenses for the automobile set forth in Section 2(d) from the Payment Date until the third anniversary of the Measuring Date. MRG shall also pay to Baldwin all reasonable expenses which Baldwin may then or thereafter incur for legal expenses and all other reasonable costs paid or incurred by Baldwin for enforcing payment of such amounts.

(g) Notwithstanding any provision of this Agreement to the contrary, to the extent any amounts payable to Baldwin whether pursuant to this Agreement or under any other employment agreement, employment arrangement or similar plan, contract or program of severance (collectively, the “Total Severance Benefits”) would constitute “Parachute Payments” (as defined in Section 280G(b)(2)) and such amounts do not exceed 110% of the greatest amount that could be paid to Baldwin without giving rise to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the Total Severance Benefits payable to Baldwin shall be reduced to the extent necessary such that the Total Severance Benefits are no longer Parachute Payments and subject to the Excise Tax. Baldwin may elect, in his sole discretion, which of the Total Severance Benefits shall be eliminated or reduced (as long as after such election the Total Severance Benefits no longer constitute Parachute Payments and are no longer subject to the Excise Tax). For purposes of this Section 7(g), the determination of whether payments to Baldwin would constitute Parachute Payments and be subject to the Excise Tax shall be made by MRG’s outside auditors (or such other nationally recognized accounting firm selected by MRG).

8. Insurance.

(a) MRG in its discretion at any time after the execution of this Agreement, may apply for and procure as owner and for its own benefit, insurance on the life of Baldwin, in such amounts and in such form or forms as MRG may choose. Baldwin shall have no interest whatsoever in any such policy or policies, but he shall, at the request of MRG, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom MRG has applied for such insurance.

(b) MRG shall, for so long as Baldwin is employed by it, pay for the benefit of Baldwin the premium on the medical, dental, life and disability policies presently being provided to him, or policies substantially similar to same.

(c) Upon the termination of Baldwin’s employment, Baldwin shall have the option, within thirty (30) days thereafter, to acquire MRG’s interest in the policy or policies that may be procured by MRG pursuant to subparagraph (a) above, to the extent permitted by such policy or policies, upon payment to MRG of such policy’s or policies’ then cash surrender value. If Baldwin exercises such option, MRG will take whatever reasonable steps are necessary to assign all the rights in the entire policy or policies to Baldwin, to the extent permitted by such policy or policies, and to deliver physical possession of the policy or policies to Baldwin. If Baldwin shall fail to exercise such option, MRG may cancel the policy or policies and take down their cash surrender value, and neither Baldwin nor any person claiming through Baldwin shall have any rights whatsoever in any part of the policy or policies or their values.

9. Survival Of Obligations. Notwithstanding the expiration of the term of this Agreement or any termination of this Agreement, any duty or obligation which has been incurred and which has not been fully observed, performed and/or discharged, and any right, unconditional or conditional, which has been created and has not been fully enjoyed, enforced, and/or satisfied, shall survive such expiration or termination until such duty or obligation has been fully observed, performed and/or discharged and such right has been enforced, enjoyed and/or satisfied.

10. Remedies, etc.

The parties recognize that irreparable damage will result in the event that the provisions of Section 6 hereof shall not be specifically enforced. If any dispute arises concerning action in violation of any such provision, the parties hereto agree that an injunction be issued restraining such action pending determination of such controversy and that no bond or other security shall be required in connection therewith. If any dispute arises concerning the right or obligation of any party hereto, such right or obligation shall be enforceable by a decree of specific performance. Such remedies shall, however, not be exclusive of and shall be in addition to any other remedies which the parties may have, including injunctive relief and actions for damages.

11. Notices. All notices hereunder shall be in writing and shall be mailed, delivered by hand or telecopied. All such notices shall be deemed to have been given or delivered three days after the date mailed in any general or branch United States Post Office enclosed in a registered postpaid envelope addressed to the address of the respective parties stated below, on the date of the by hand delivery if so delivered, or on the date of receipt, if telecopied. The notices shall be addressed as follows:

If to Baldwin:

Thomas J. Baldwin

c/o Morton’s Restaurant Group, Inc.

3333 New Hyde Park Road

Suite 210

New Hyde Park, New York 11042

and to:

c/o Morton’s Restaurant Group, Inc.

325 North LaSalle Street

Chicago, Illinois 60610

and to:

the most recent address of Baldwin set forth in the personnel records of MRG.

with a copy to:

Salamon, Gruber, Newman & Blaymore, P.C.

97 Powerhouse Road

Roslyn Heights, New York 11577-2016

Attention: David Gruber, Esq.

If to MRG:

Morton’s Restaurant Group, Inc.

c/o Castle Harlan, Inc.

150 East 58th Street

37th Floor

New York, New York 10155

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue, 24th Floor

New York, NY 10022

Attn: Marc Weingarten, Esq.

or to such other address as a party hereto may notify the other pursuant to this Section 11.

12. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

13. Severability. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

14. Modification. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by both parties.

15. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Baldwin herein may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, MRG shall have no further liability for payments hereunder.

16. Benefit. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon MRG, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of MRG’s assets and business or with or into which MRG may be consolidated or merged, and Baldwin, his heirs, executors, administrators and legal representatives, provided that the obligation of Baldwin hereunder may not be delegated.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

18. Indemnity. MRG shall indemnify Baldwin and hold him harmless for any acts or decisions made by him in good faith while performing services hereunder and shall include him under any insurance policy now in force or hereinafter obtained during the term of this Agreement, covering the other officers and directors of MRG against lawsuits; provided, however, MRG shall be under no obligation to obtain any such coverage. To the extent permitted under the Delaware General Corporation Law, MRG will pay all reasonable expenses, including attorneys’ fees, actually and necessarily incurred by Baldwin in connection with the defense of such act, suit or proceeding and in connection with any appeal thereon including the cost of court settlements.

19. Withholding of Taxes. MRG may withhold from any amounts or benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

20. Contract Headings. All headings of the Articles of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

21. Prior Agreement. Effective upon the Commencement Date, the Amended and Restated Employment Agreement shall terminate and be of no further force or effect.

21. Entire Agreement. The foregoing contains the entire agreement of the parties.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

/S/ THOMAS J. BALDWIN
Thomas J. Baldwin

Attest:	MORTON’S RESTAURANT GROUP, INC.

/S/ ROGER J. DRAKE	By:	/S/ RONALD M. DINELLA
	Name:	Ronald M. DiNella
	Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Exhibit A

EMPLOYMENT GENERAL RELEASE

For good and valuable consideration, receipt thereof is hereby acknowledged, Thomas J. Baldwin (“Executive”), individually and on behalf of his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (the “Executive Releasor”), hereby irrevocably, fully and unconditionally releases and forever discharges Morton’s Restaurant Group, Inc., (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present or former employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which Executive Releasor, has, or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment state laws. Notwithstanding the foregoing, Executive shall not release the Company with respect to obligations under Section 7(f) of the Employment Agreement between the Company and Executive, dated as of January     , 2006.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive acknowledges that he has been given the opportunity to review and consider this General Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this General Release after signing it by giving written notice to                         , within seven (7) days after signing it. This General Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release. Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, the Executive, intending to be legally bound hereby, has executed this General Release as of                         .

EXECUTIVE

Thomas J. Baldwin